Exhibit 99.1

Crawford & Company®	Media Contact: Nancy Hamlet
1001 Summit Blvd	404.300.1918
Atlanta, GA 30319	nancy.hamlet@us.crawco.com

FOR IMMEDIATE RELEASE

RAHUL PATEL JOINS CRAWFORD & COMPANY® BOARD OF DIRECTORS

ATLANTA (August 2, 2017) – The board of directors of Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced the appointment of Rahul Patel as an independent director of the firm, effective July 31, 2017.

Patel is a partner with King & Spalding, where he focuses on mergers, joint ventures and strategic corporate transactions as a member of the firm’s mergers and acquisitions practice. He also recently completed a term of service on the policy committee, the firm’s governing and management group.

“Rahul is an accomplished legal professional whose strong experience, especially in mergers and acquisitions and corporate governance, will be extremely valuable as Crawford® continues to grow around the world,” said Harsha V. Agadi, president and chief executive officer of Crawford & Company. “We are confident he will add great value to our board of directors and that Crawford will benefit from his insights, judgment and counsel.”

In 2015, Patel was appointed by the Governor of the state of Florida and confirmed by the Florida state senate to the University of Florida board of trustees. He also serves as a director on the boards of the Shands Jacksonville Medical Center, the Westminster Schools and the Atlanta Speech School.

“Crawford is a highly respected company with a long and rich history providing independent claims management services to clients in the insurance industry, with a large global footprint that enables the company to meet the needs of clients around the world,” said Patel. “I am honored to be joining their board at this time and I look forward to working with them as the company continues to grow.”

Patel has been rated as a leading mergers and acquisitions lawyer by Chambers Global, Chambers USA, Chambers Asia-Pacific and Legal 500. He holds a Juris Doctor degree and a bachelor’s degree from the University of Florida.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. More information is available at www.crawfordandcompany.com.

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